TWELFTH AMENDMENT TO PROMISSORY NOTES

This TWELFTH AMENDMENT TO PROMISSORY NOTES, dated as of September 21, 2011, but effective as of August 30, 2011 (this "**Amendment**"), is made by and among GROEN BROTHERS AVIATION, INC., a Utah corporation (the "**Company**") and LAKE ZURICH HOLDINGS, LTD., a British Virgin Islands company ("**Lender**").

WHEREAS, Lender holds certain Promissory Notes of the Company (as amended, modified, supplemented or restated from time to time, the "**Notes**") as set forth on Schedule A attached hereto which were originally issued by the Company on the dates stated on Schedule A attached hereto to Capital Strategies Fund, Ltd. ("**CapStrat**") in satisfaction of the accrued and unpaid dividends through October 9, 2008 in respect of outstanding shares of the Company's Series B 15% Cumulative Non-Voting Preferred Stock ("**Series B Stock**") owned by CapStrat (the "**Dividends**"); and

WHEREAS, Lender and the Company each desires to extend the maturity date of each of the Notes.

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, the parties hereto agree as follows:

1. Definitions. Each capitalized term used and not defined herein has the meaning assigned thereto in the applicable Note.

2. Amendment. Effective as of the date hereof, (a) the Maturity Date of each of the Notes (copies of which are attached hereto as Exhibit A) is hereby extended to October 31, 2011 and (b) the Debt Cap, to the extent such term is defined in any particular Note, is hereby increased from $64,000,000 to $67,250,000.

3. General. The foregoing Amendment is limited as provided herein and does not extend to any other provisions of any Note not specified herein or to any other matter. Each Note as amended hereby is ratified and confirmed and shall continue in full force and effect. This Amendment may be executed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument. This Amendment shall be binding upon and inure to the benefit of the Company and its successors and assigns and each Lender and its successors and assigns.

4. Governing Law and Dispute Resolution. This Amendment shall be deemed a contract made under the internal laws of the State of New York and all disputes, claims or controversies arising out of this Amendment, or the negotiation, validity or performance hereof or the transactions contemplated herein, shall be construed under and governed by the laws of such state, without giving effect to its conflicts of laws principles.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment on the date first written above but effective as of August 30, 2011.

COMPANY:

GROEN BROTHERS AVIATION, INC.

By: ______________________________
Name: David Groen
Title: President & CEO

Address:

2640 West California Avenue, Suite A
Salt Lake City, Utah 84104
ATT: David Groen
Fax: (801) 973-4027

LENDER:

LAKE ZURICH HOLDINGS, LTD.

By: ________________________
Name: Steve G. Stevanovich
Title: Director

Address:
Grand Rue 3, 6th Floor
Montreux, CH-1820, Switzerland
Facsimile: +41 21 966 79 22

SCHEDULE A

PROMISSORY NOTES

NOTES:

Holder	***Principal Amount***	***Date of Issue***
Lake Zurich Holdings, Ltd.	$9,611,350.00	October 9, 2008

EXHIBIT A

PROMISSORY NOTES